Exhibit 23.1



                         Consent of Independent Auditors

We consent to the reference to our firm in the Registration Statement of Genesys S.A. on Form S-8 pertaining to the Vialog Corporation 1999 stock option plan and to the incorporation by reference therein of our report dated May 22, 2000 relating to the consolidated financial statements of Genesys S.A., which appears in the Proxy Statement / Prospectus that is included in and made a part of the Registration Statement (Form F-4) dated February 12, 2001 (File No. 333-55392) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



Paris, May 2, 2001



ERNST & YOUNG AUDIT

/s/ John Mackey
Represented by
John Mackey